Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Michael J. Graff to Join Lubrizol Board of Directors

CLEVELAND, OH, February 23, 2009 – The Lubrizol Corporation (NYSE:LZ) announces today that Michael J. Graff, 53, has been appointed to its board of directors.

Graff is president and chief executive officer of Air Liquide USA LLC, chairman of the board of Air Liquide Canada, Inc, and heads Air Liquide’s industrial gas businesses in North America and the Caribbean. Established in 1902, Air Liquide is the world leader in gases for industry, health and the environment with 2008 revenues of 13.1 billion euros (approximately 17 billion US dollars) and 43,000 employees world wide.

Graff has 30 years of experience in the energy, chemicals and polymers industries across the Americas, Asia and Europe. He has served as president or chief executive officer of several global chemical and polymer businesses and began his career with Amoco and BP, plc. His experience includes executive leadership roles and expertise in a variety of fields including industrial gases, basic and specialty chemicals, polyesters, the marketing and refining of transportation fuels, lube oils, hydrogen, business development, engineering and construction.

Graff serves on the Board of Directors for the American Chemistry Council (ACC) and on the Executive Committee of the Society for Chemical Industries. He has served as a board member of several international chemical and polymer companies, the American Plastics Council and on the executive committee and the New Directions industrial advisory board for the department of chemical engineering at Purdue University.

Graff holds a bachelor’s degree in chemical engineering from the Illinois Institute of Technology and a master’s degree in chemical engineering from Purdue University.

“Mike’s extensive chemical and polymer experience, combined with his executive leadership skills and industry knowledge will be a valuable asset to our board and our company as we continue to execute our growth agenda,” commented James L. Hambrick, chairman, president and chief executive officer, The Lubrizol Corporation. “The board and I welcome Mike and are confident that his contributions to the board will be felt immediately.”

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About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,890 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.

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